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                                                                    EXHIBIT 14.1

                           BAKERS FOOTWEAR GROUP, INC.
                            CODE OF BUSINESS CONDUCT

         In addition to emphasizing Bakers Footwear Group, Inc.'s shared values, this Code of Business Conduct is designed to define individual and corporate responsibility. Every employee must understand that he or she is responsible for his or her own conduct, and the observance of this Code is necessary in order for the Company to remain a responsible member of the various communities in which it does business.

         As you know, the stakes in today's business environment are high, and while skepticism of corporate activities persists, it is especially important that we adhere to ethical business principles and meet and exceed expectations of corporate integrity.

         Although this Code covers a wide range of business practices, it does not cover every issue that may arise. As a result, this Code should be used together with your common sense and good judgment. If in doubt, please obtain guidance from your manager or supervisor or the Company's ombudsmen.

         Remember, always ask first and act later. Legal difficulties can often be avoided or minimized if counsel is obtained early on. Please do not hesitate to contact the ombudsmen, which I shall designate from time to time, if you have a specific business question or need clarification of any part of the Code.

                               Peter A. Edison
                               Chairman of the Board and Chief Executive Officer

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                            CODE OF BUSINESS CONDUCT

I.       GUIDING PRINCIPLES

This Code defines broad corporate values that shape the Company's business practices and applies to all officers, directors, and employees(1):

LEGAL/COMPLIANCE OBLIGATIONS - The Company strives to comply with all applicable laws and regulations in all of its operations. This means all employees must follow the letter of the law and take the right ethical action even when the law is not specific.

INTEGRITY - Long-term business relationships are built by being open, honest and fair. All employees are expected to uphold the highest professional standards.

RESPECT FOR PEOPLE - Outstanding employees are key to the Company's success. Everyone is part of the corporate team and its success, and each of us deserves to be treated with dignity and respect.

The Company is committed to conducting its business in accordance with the highest ethical standards. This Code provides firm, uncompromising standards for each employee of the Company with respect to dealing with customers, suppliers, government agencies, the public, competitors, other employees and others. The standards set forth below shall be met by all employees. These standards help to ensure that the Company complies fully with its ethical and legal responsibilities in its business activities. However, these standards are not necessarily all of the obligations that apply to employees. In general, all employees shall take care to avoid any conduct that could reasonably appear to be improper or might injure the Company's reputation for honesty and integrity in its activities.

Adherence to this Code is the responsibility of each employee and is a condition of continued employment. Even well-intentioned actions that violate the law or this Code may result in corrective and/or disciplinary action, which may include dismissal.

II.      CONFLICT OF INTEREST

         Employees are prohibited from engaging in activities or holding or trading assets that involve, or even appear to involve, a conflict between their personal interests and the interests of the Company. Such circumstances could compromise or appear to compromise the employee's ability to make impartial business decisions. Disclosures of personal interests or other circumstances which might constitute a conflict of interest must be reported promptly to the Company's ombudsmen as appointed by the Chief Executive Officer from time to time, who will

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(1) The provisions of the Code are applicable to all Officers and Directors even though the term "employee" is used throughout the Code.

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arrange for appropriate resolution. Conflicts of interest are prohibited as a matter of Company policy, unless they are approved by the Company.

         Some examples of situations in which a conflict of interest may occur are:

         - when an employee, directly or indirectly, receives gifts having more than token or nominal value (generally less than $25) from a current or potential competitor, supplier or customer;

         - consulting with or working in any capacity for a competitor, supplier or customer of the Company;

         - owning a material financial interest in a competitor's, customer's or supplier's business clearly represents a potential conflict of interest. The Board of Directors in their sole judgment and discretion shall determine if a financial interest is material. However, the best policy is to avoid any direct or indirect business connection with a competitor, customer or supplier; and

         -    the employment of family members as contractors or suppliers.

III.     COMPETITION AND FAIR DEALING

         The Company seeks to outperform its competition fairly and honestly. We seek competitive advantages through superior performance, and not through unethical or illegal business practices.

         UNFAIR ADVANTAGE

         Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should strive to respect the rights of and deal fairly with the Company's customers, suppliers, competitors, and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of materials facts, or any other intentional unfair-dealing practices.

         PRICING

         Antitrust laws are designed to promote competitive pricing in the marketplace, unrestricted by improper conspiracies such as price fixing. Specifically, any agreement or understanding between competitors concerning price, or any element of price (discounts, credit terms), including arrangements which tend to stabilize prices is prohibited. Also, understandings between competitors concerning (1) the amount of their production, (2) the division or allocation of markets, territories, or customers, or (3) the boycotting of third parties is prohibited.

         Remember, there does not need to be a formal document signed by the parties to be an understanding or agreement. Instead, a conspiracy or understanding may be found if there is any

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kind of mutual understanding that a business practice or decision adopted by one party would be followed, or at least not opposed, by the other party.

         Exchanges of business information between competitors and trade association activities may present problems under the antitrust laws. Therefore, you must consult with the ombudsmen if you have any questions.

         The antitrust laws also prohibit an agreement or understanding by the seller and customer which sets the price at which the customer will resell the product. No restrictions on resale should ever be made without prior legal review.

         BUSINESS ENTERTAINMENT AND GIFTS

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or suppliers. Employees must exercise the utmost care when giving or receiving business-related gifts. Specifically, no gift or entertainment should be offered, given, provided or accepted by any Company employee or their family members unless it: (1) is not a cash gift, (2) is consistent with customary business practices (i.e. where the exchange of gifts is customary and the gifts are appropriate for the occasion), (3) is nominal in value (generally less than $25); (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. Please contact your supervisor, manager or the ombudsmen to discuss any gifts or proposed gifts which you are not certain are appropriate.

         Also, many of our business partners, suppliers and landlords have policies that prohibit their employees from receiving gifts from suppliers. It is against Company policy for any employee to give a gift to anyone for whom it is against his or her company's policy to receive such gifts. For others, it is generally against Company policy to give a gift of other than token or nominal value (generally less than $25) to business partners, suppliers or landlords or their agents or employees.

IV.      INSIDER TRADING

         It is unlawful to deal in the shares of a company while in the possession of material non-public information. Accordingly, employees who are in possession of material non-public information concerning the Company are not permitted to use or share that information. All non-public information (information that has not been disseminated to the public) about the Company should be considered confidential information. It is also unlawful to use non-public information to encourage someone else to make an investment decision on the basis of this information.

         This policy also applies to family members who live with you, anyone else who resides in your household, and any family members whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these individuals and therefore should make them aware of the need to consult with you before they trade in the Company's securities.

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Each employee is required to review and comply with the Company's separate
Insider Trading Policy.

V.       CONFIDENTIALITY

         Employees must maintain the confidentiality of confidential information of the Company and that of business partners, suppliers and landlords, except when disclosure is authorized by a supervisor or the ombudsmen or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be of use to competitors, business partners, suppliers, landlords or investors, or harmful to the Company or its shareholders if disclosed.

VI.      CORPORATE OPPORTUNITIES

         Employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees owe a duty to the Company to advance its legitimate interests when an opportunity to do so arises.

         Any use of Company's property or services that is not solely for the benefit of the Company must be approved in advance by the Company's Board of Directors.

VII.     PROTECTION AND PROPER USE OF COMPANY ASSETS

         Protecting Company assets against loss, theft, misuse and waste is the responsibility of every employee. Theft, carelessness and waste directly impact our profitability and any suspected theft, fraud or inefficient use of Company assets should be reported to a manager, supervisor or the Company's ombudsmen. The sole purpose of the Company's equipment, vehicles and supplies is the conduct of our business. They may not be used for non-Company business and may not be sold, loaned, given away or disposed of without proper authorization.

VIII.    POLITICAL CONTRIBUTIONS

         Political contributions by corporations are prohibited by Federal law and by the laws of most states. Although individual participation in the political process and in campaign contributions is proper, an employee's contribution must not be made, or even appear to be made with, or be reimbursed from, the Company's funds absent approval of the Board of Directors; nor should the selection of a candidate or of a party be, or seem to be, coerced by the Company. Severe penalties may be imposed on individuals who violate the political contribution laws, and the Company may be fined.

IX.      NON-DISCRIMINATION AND ANTI-HARASSMENT

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         The Company is committed to providing a work environment free of unlawful discrimination and harassment. It is the Company's policy that all employees and applicants for employment are treated fairly and without regard to race, color, gender, religion, national origin, age, disability, sexual orientation, veteran status, or any other factor protected by law. The Company generally prohibits any form of unwelcome, discriminatory, or inappropriate behavior, including joking, making remarks or other abusive conduct that demeans or demonstrates hostility towards an individual because of race, color, gender, religion, national origin, age, disability, sexual orientation, veteran status or other protected status that creates an intimidating, hostile or offensive work environment.

X.       HEALTH AND SAFETY

         The Company strives to provide each employee with a clean, safe and healthy place to work. All employees have a shared responsibility for maintaining a safe and healthy workplace by following all safety and health rules, and reporting any unsafe conditions, practices, accidents or injuries. If you are faced with a health or safety issue, you should contact your supervisor or the Company's ombudsmen.

XI.      FEDERAL SECURITIES LAWS INCLUDING THE FOREIGN CORRUPT PRACTICES ACT

         Federal securities laws require that publicly-held companies such as the Company maintain complete and accurate records. The falsification of Company books and records, and the making of false or misleading statements to the Company's auditors, either independent or internal, are specifically prohibited.

INTERNAL CONTROL

         Management is responsible for the conduct and control of Company business transactions. This requires that the Company maintain a system of internal control sufficient to provide management with reasonable assurance that transactions are properly authorized and recorded and that the assets of the Company are adequately safeguarded. Failure to comply with this requirement or knowingly circumventing the internal control systems in place is prohibited.

ILLEGAL PAYMENTS/BRIBES

         In the U.S. and in many other countries, it is illegal to provide, offer or accept a kickback or bribe. Bribery is the giving of money or anything else of value in an attempt to influence unlawfully the action of a public official. No employee should pay, offer or authorize any bribe or make any other unlawful payment on behalf of the Company, no matter how small the amount. This prohibition extends to payments to consultants, agents or other intermediaries when the employee has reason to believe that some part of the payment or "fee" will be used for a bribe or otherwise to influence government action.

         Payment (other than for purchase of a product) or giving of a gift of other than token or nominal value to suppliers or customers or their agents, employees or fiduciaries may constitute a

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commercial bribe or kickback, which may also be a violation of law. Kickbacks or other commercial bribery are also against Company policy, and no employee may engage in such commercial bribery on behalf of the Company.

XII.     COMPLIANCE WITH OTHER LAWS

1. The Company strives to be a good corporate citizen and to comply with applicable foreign and domestic laws and regulations. All employees must respect and obey the laws and regulations of the cities, states and countries in which we operate. Compliance includes, but is not limited to, rules and regulations set forth by the SEC, Nasdaq and adherence to generally accepted accounting principles ("GAAP").

2. Neither the Company nor its employees should assist any third party in violating the laws of any country. This policy applies whether or not the Company's assistance itself violates the laws of any country.

3. Cooperation with foreign country boycotts that discriminate against United States firms or citizens on the basis of certain characteristics such as race, color, religion, sex or national origin, and compliance with the request of a foreign country for conduct or information implementing the boycott of a nation friendly to the United States violates U.S. Law. Criminal penalties and the loss of certain U.S. tax benefits may result. It is the Company's policy to reject all such requests, as well as to report the receipt of such requests to all applicable agencies in a timely manner, in accordance with the requirements of applicable law.

XIII.    PUBLIC DISCLOSURE AND FINANCIAL REPORTING

         The Company requires that the information in all of its public communications, including filings with the Securities and Exchange Commission ("SEC"), be full, fair, accurate, timely and understandable. All employees who are involved in the Company's disclosure process, including the Chief Executive Officer ("CEO") and the President, Chief Financial Officer, Controller and senior financial officers performing similar functions ("Senior Financial Officers"), are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company. In addition, any employee who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.

         The CEO and the Senior Financial Officers are responsible for the full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and each of the Senior Financial Officers promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

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         The CEO and each of the Financial Officers shall promptly bring to the attention of the Audit Committee any information he or she may have concerning
(a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         The Company's CEO and Senior Financial Officers are required to establish and manage the Company's reporting systems and procedures to ensure that:

         1. Business transactions are properly authorized and accurately recorded on the Company's books and records and in accordance with GAAP.

         2. The Company's records are maintained in accordance with applicable legal and regulatory requirements and Company policy.

         3. Periodic reporting and communications with the public are communicated in a manner that offers the highest degree of clarity and meaning so that readers will be able to determine the significance and potential consequences.

         4. Personnel dealing with the finances of the Company are informed as to rules and regulations that affect the financial operation of the Company.

         5. The financial operation of the Company is monitored as to compliance with any applicable rules and regulations.

         The CEO and each of the Senior Financial Officers shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company or the operation of its business, by the Company or any agent thereof, or of violations of this Code.

XIV.     REPORTING VIOLATIONS OF (OR DEVIATIONS FROM) THIS CODE

         Employees are encouraged to talk to their supervisor, manager or the Company's ombudsmen about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Any employee who believes in good faith that there has been a violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships involving management or other employees, should report it immediately to the Company's ombudsmen.

         Any employee who believes in good faith that there has been a violation of this Code caused by questionable accounting or auditing matters may submit confidential, anonymous complaints in writing to the Company's ombudsmen or the Chairman of the Audit Committee. Complaints must provide sufficient information so that a reasonable investigation can be conducted and may be made in writing directly to either (a) Ombudsmen of the Company at 2815 Scott Avenue, St. Louis,

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Missouri 63103, or (b) the Chairman of the Audit Committee of the Board of
Directors of the Company at 2815 Scott Avenue, St. Louis, Missouri 63103.

         Upon receipt of a complaint, the Company's Audit Committee, or designee thereof, shall promptly investigate the matter. The Ombudsmen and Audit Committee will treat the matter as confidential to the fullest extent possible consistent with the need to investigate and within the limits allowed by law. Employees are required to cooperate in all internal investigations of misconduct.

XV.      ENFORCEMENT PROCEDURES

         The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

XVI.     NO RETALIATION

         The Company prohibits retaliation of any kind by or on behalf of the Company and its employees against good faith reports or complaints of violations of this Code or unethical conduct. Open communication of issues and concerns by all employees without fear of retaliation or retribution is vital to the successful implementation of this Code.

XVII.     AMENDMENT, MODIFICATION AND WAIVER

         This Code may be amended, modified or waived by the Board of Directors, or any committee thereof appointed to administer this Code of Business Conduct, subject to the disclosure and other provisions of the Securities Exchange Act of 1934 and the rules thereunder, and the applicable rules of the Nasdaq Stock Market, Inc. ("Nasdaq"). Requests for waivers of any provisions of this Code must be made in writing to the Board of Directors or any committee thereof appointed to administer this code.

XVIII.    APPOINTMENT OF OMBUDSMEN

         The CEO shall appoint an ombudsmen to serve as an impartial administrator of this Business Code of Conduct. The ombudsmen's duties shall include: (i) receiving, reviewing, and consolidating all complaints and alleged violations of this Code; (ii) reporting all material complaints to the Board of Directors or any committee thereof appointed to administer this Code

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(iii) assisting in the investigations of any alleged violations of this Code and
(iv) seeking the advise of outside legal counsel regarding the interpretation of ethical and legal obligations imposed by this Code.

XIX.     COMPLIANCE WITH THIS CODE

         As evidence of compliance with this code, all directors, officers and employees will sign an annual attestation that they have received and read this Code.

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IN SUMMARY, you must:

         - ALWAYS adhere to the provisions of the Company's Code of Business Conduct. Employees who violate these standards will be subject to appropriate disciplinary action.

         - ALWAYS be alert to possible violations of the Company's Code of Business Conduct so that they may be reported to and investigated by the Company's General Counsel.

         - ALWAYS seek advice from your supervisor or the Company's ombudsmen if you are in doubt about the application of law or Company policy to a particular situation.

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         Please read this statement carefully and sign the acknowledgement to this letter, retain one copy and return the other copy to the Company's ombudsmen, as confirmation that you have carefully reviewed and understand the statement. If you do not feel that you understand the policies or require further clarification, contact the ombudsmen at once to discuss your question.

                                ACKNOWDLEDGEMENT

(NOTE: Check only one.)

                  ________ I understand the Company's policies, and to the best of my knowledge and belief I have complied and intend to continue to comply with all such policies.

                  ________          I would like to discuss these matters.

                                            ____________________________________
                                                          (SIGNATURE)

                                            ____________________________________
                                                         (PRINT NAME)

________________________
      Date Signed

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